UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 31, 2020

CRYO CELL International, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-23386	22-3023093
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

700 Brooker Creek Boulevard, Oldsmar, Florida		34677
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (813) 749-2100

Not Applicable

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	CCEL	OTCQB

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

The discussion contained in Item 1.02 below is incorporated into this Item 1.10 by reference.

Item 1.02. Termination of a Material Definitive Agreement.

Termination Agreement. On August 31, 2020 (the “Effective Date”), Cryo-Cell International, Inc. (the “Company”) entered into a Termination Agreement (“Termination Agreement”) with Gary Brotherson, Richard Fischer, Brent Walker, Deepika Lofgren f/k/a Deepika Segu, Sashidhar Segu, Subramanyam Segu, Robert Stratton, Ronald Merski, Everett Walker and Craig Lawergren (collectively, the “Erie Group”), pursuant to which all such parties terminated all of their respective rights, duties, obligations, options, and liabilities to each other arising out of or related to the Cryo-Cell International, Inc. Space and Time Sharing (SATS) Lease Agreement, Addendum thereto, Addition to such Addendum, and Amendment to the Cryo-Cell International, Inc. Space and Time Sharing (SATS) Lease Agreement among the Company and the Erie Group (collectively, the “SATS Agreement”). Additionally, pursuant to the terms of the Termination Agreement, the Company made a payment of $1,939,748 on the Effective Date and the parties released each other from all claims related to the SATS Agreement and to dismiss with prejudice the previously-disclosed complaint styled Gary T. Brotherson, M.D., et al. v. Cryo-Cell International, Inc., Case No. 15-007461-CI, filed in the Circuit Court, Sixth Judicial Circuit, Pinellas County, Florida. Pursuant to the terms of the Agreement, the Erie Group will no longer have the rights to share in a portion of the Company’s storage revenues derived from specimens which originated in the state of Illinois and its five contiguous states.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CRYO CELL International, Inc.

DATE: September 8, 2020	By:	/s/ David Portnoy
David Portnoy
Chairman, Co-CEO